EXHIBIT 2.1
                                                                     -----------



Jeffrey D. Saferstein (JS/5339)
Penny L. Dearborn (PD/7727)
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3000

Attorneys for Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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                                         :
In re:                                   :
                                         :      Chapter 11
ACTRADE FINANCIAL TECHNOLOGIES           :      Case No. 02-16212 (ALG)
LTD., et al.,                            :
                                         :      (Jointly Administered)
                        Debtors.         :
                                         :
---------------------------------------- x

                    FINDINGS OF FACT, CONCLUSIONS OF LAW, AND
                 ORDER UNDER SECTION 1129 OF THE BANKRUPTCY CODE
              AND RULE 3020 OF THE BANKRUPTCY RULES CONFIRMING THE
               DEBTORS' SECOND AMENDED JOINT PLAN OF LIQUIDATION
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

                                    RECITALS
                                    --------

         A. On September 25, 2003, Actrade Financial Technologies Ltd. ("Actrade") and Actrade Capital Inc. ("Capital"),1 each a "Debtor" and, collectively, the "Debtors," filed the Joint Plan of Liquidation, as amended on October 30, 2003,

------------------------
1 Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan (a copy of which is annexed hereto as Exhibit A). Any capitalized term used in the Plan or in this Confirmation Order that is not defined in the Plan or in the Confirmation Order, but that is used in title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code") or in the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

December 10, 2003 and December 15, 2003 (the "Plan") and the Disclosure Statement (the "Disclosure Statement").

         B. On October 3, 2003, the Debtors filed the Notice of Hearing and Motion for an Order (i) Approving the Disclosure Statement for (ii) Establishing, Solicitation, Voting and Tabulation Procedures and Deadlines,
(iii) Scheduling Hearing to Consider Confirmation of Plan, (iv) Establishing Deadlines for Filing Objections to Confirmation of Plan, and (v) Approving Form and Manner of Notice of Confirmation Hearing (the "Disclosure Statement Motion"). The Disclosure Statement Motion was served by first class mail on the Office of the United States Trustee for the Southern District of New York, counsel to the Equity Committee and all entities that had filed a notice of appearance and request for service of papers in these Chapter 11 Cases. An affidavit confirming service has been filed with the Court.

         C. After a hearing on October 30, 2003 to consider the Disclosure Statement Motion, this Court entered an order (the "Disclosure Statement Order") on October 31, 2003 (i) Approving the Disclosure Statement, (ii) Establishing Solicitation, Voting and Tabulation Procedures and Deadlines, (iii) Scheduling Hearing to Consider Confirmation of Plan, (iv) Establishing Deadlines for Filing Objections to Confirmation of Plan, and (v) Approving Form and Manner of Notice of Confirmation Hearing.

         D. As required by the Disclosure Statement Order, the Debtors, through their balloting agent, Bankruptcy Services LLC ("BSI"), on or about November 6, 2003, timely mailed the Solicitation Packages containing a copy of the Disclosure Statement Order, the Confirmation Hearing Notice and the Disclosure Statement, together with all exhibits thereto, including the Plan to
(a) all persons or


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

entities that have filed proofs of claim or equity interests on or before the Record Date, except to the extent a Claim was expunged by prior order of the Court, (b) all persons or entities listed in the Schedules as holding liquidated, noncontingent or undisputed Claims as of the Record Date, (c) all persons or entities listed in the Debtors' list of equity holders, (d) other known holders of Claims against or equity interests in the Debtors, if any, as of the Record Date, (e) all banks or brokerage firms identified by the Debtors as an entity through which the beneficial owner holds Class 6 Interests, (f) any parties in interest that have filed a notice in accordance with Bankruptcy Rule 2002 in the Debtors' Chapter 11 Cases, (g) counsel to the Equity Committee, and
(g) the Office of the United States Trustee for the Southern District of New York. The Confirmation Hearing Notice was published in THE WALL STREET JOURNAL (national edition). Affidavits of service and publication confirming such actual and publication notice have been filed with the Court.

         E. On or about November 6, 2003, pursuant to the terms of the Disclosure Statement Order, the Debtors caused BSI to timely mail to all holders of Claims and Equity Interests in classes entitled to vote to accept or reject the Plan an appropriate form of Ballot and a Ballot return envelope as part of their Solicitation Packages.

         F. The Debtors filed the Affidavit of Diane Streany Certifying Tabulation of Votes Cast for Holders of Unsecured Claims on the Debtors' Second Amended Plan of Liquidation attesting to and certifying the method and results of the ballot and master ballot tabulation for Classes 3, 4, 5 and 6 voting to accept or reject the Plan (the "Voting Report").

         G. The Debtors received no objections to confirmation of the Plan.

         H. On December 11, 2003, the Debtors filed (i) a memorandum of law (the "Confirmation Memorandum"), (ii) the Declaration of John Fioretti (the "Fioretti Declaration"), and (iii) the Voting Report, all in support of confirmation of the Plan.

         I.       The Confirmation Hearing was held on December 15, 2003 at
11:00 a.m.

         NOW, THEREFORE, based upon the Court's review of the Confirmation Memorandum, the Fioretti Declaration and the Voting Report previously filed with the Court and upon (i) all of the evidence proffered or adduced and arguments of counsel made at the Confirmation Hearing and (ii) the entire record of these Chapter 11 Cases and after due deliberation thereon and good cause appearing therefor:

                  FINDINGS OF FACT AND CONCLUSIONS OF LAW (2)
                  -------------------------------------------

         IT IS HEREBY FOUND AND DETERMINED THAT:

         1. EXCLUSIVE JURISDICTION; VENUE; CORE PROCEEDING (28 U.S.C. ss.ss. 157, 1334(a), 1408 and 1409). This Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper before the Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

------------------------
2 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.


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

         2. JUDICIAL NOTICE. This Court takes judicial notice of the docket of these Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Court during these Chapter 11 Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement.

         3. BURDEN OF PROOF. The Debtors, as proponent of the Plan, have the burden of proving the elements of subsections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

         4. TRANSMITTAL AND MAILING OF MATERIALS; NOTICE. The Solicitation Packages were transmitted and served in compliance with the Disclosure Statement Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other dates and hearings described in the Disclosure Statement Order was given in compliance with the Bankruptcy Rules and Disclosure Statement Order, and no other or further notice is or shall be required.

         5. PLAN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY Code (11 U.S.C. ss. 1129(a)(1)). As set forth below, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

                  i. Proper Classification of Claims and Interests (11 U.S.C. ss.ss. 1122, 1123(a)(1)). In addition to
                           Administrative Claims, Fee Claims and Priority Tax Claims, which need not be classified, the Plan designates seven (7) Classes of Claims and Interests. The Claims or Interests placed in


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

                           each Class are substantially similar to other Claims or Interests, as the case may be, in such Class. Valid business, factual and/or legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and, therefore, the Plan does not unfairly discriminate among holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

                  ii. SPECIFICATION OF UNIMPAIRED CLASSES (11 U.S.C. ss. 1123(a)(2)). Article V. of the Plan specifies that Classes 1 and 2 are not impaired, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

                  iii. SPECIFICATION OF TREATMENT OF IMPAIRED CLASSES (11 U.S.C. ss. 1123(a)(3)). Article V. of the Plan designates Classes 3, 4, 5, 6 and 7 as impaired and specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                  iv. EQUAL TREATMENT WITHIN CLASSES (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Interest in a particular Class unless the holder of a particular Claim or Interest in such Class has agreed to a less favorable treatment of its Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                  v. IMPLEMENTATION OF PLAN (11 U.S.C. ss. 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

                  vi. CHARTER PROVISIONS (11 U.S.C. ss. 1123(a)(6)). As the Debtors will not operate a business after confirmation of the Plan, section 1123(a)(6) is not applicable.

                  vii. SELECTION OF OFFICERS AND DIRECTORS (11 U.S.C. ss. 1123(a)(7)). Article VI. of the Plan provides that the Liquidation Trustee shall serve as the sole officer and sole director of the Post-Confirmation Debtors. Section 7.6 of the Plan further provides that the Liquidation Trustee shall be compensated from the Liquidation Trust Expense Fund pursuant to the terms of the Liquidation Trust Employment Agreement, in the form filed with the Court on December 30, 2003, as part of the Amended Plan Supplement. The foregoing provisions of the Plan for the selection of directors and officers are consistent with the interests of creditors and equity holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

                  viii. RULE 3016(a) OF THE BANKRUPTCY RULES. The Plan is dated and identifies the entity submitting it, thereby satisfying Rule 3016(a) of the Bankruptcy Rules.

         6. DEBTORS' COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE (11 U.S.C. ss. 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

                  i. the Debtors are a proper debtor under section 109 of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

                  ii. the Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

                  iii. the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order in transmitting the Confirmation Hearing Notice and the Solicitation Packages and in soliciting and tabulating votes on the Plan.

         7. PLAN PROPOSED IN GOOD FAITH (11 U.S.C. ss. 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases and the formulation of the Plan. These Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purposes of expeditiously distributing the cash proceeds of the sale of the Debtors' assets to holders of Claims.

         8. PAYMENTS FOR SERVICES OR COSTS AND EXPENSES (11 U.S.C. ss. 1129(a)(4)). Except as provided for in Section 7.6 (governing compensation of the Liquidation Trustee and his retained professionals), any payment made or to be made by the Debtors for services or for costs and expenses in or in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

         9. DIRECTORS, OFFICERS AND INSIDERS (11 U.S.C. ss. 1129(a)(5)). The 9. Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. Paragraph 28 of the Fioretti Declaration provides that the sole officer and director of the Post- Confirmation Debtors shall be the Liquidation Trustee, Neil Grossman. The appointment of the Liquidation Trustee as the sole officer and director of the Post-Confirmation Debtors is consistent with the interests of creditors, equity holders, and with public policy, thereby satisfying section 1129(a)(5) of the Bankruptcy Code.

         10. NO RATE CHANGES (11 U.S.C. ss. 1129(a)(6)). The Debtors will not operate a business after confirmation of the Plan; therefore, its prices are not subject to governmental regulation. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

         11. BEST INTERESTS OF CREDITORS TEST (11 U.S.C. ss. 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The evidence proffered or adduced at the Confirmation Hearing, including the proffered testimony of John Fioretti and the Declaration of John Fioretti, the Chief Restructuring Officer of the Debtors, (i) is persuasive and credible, (ii) has not been controverted by other evidence or challenged, and (iii) establishes that each holder of a Claim or Interest in an impaired Class either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

         12. TREATMENT OF PRIORITY CLAIMS (11 U.S.C. ss. 1129(a)(9)). The Plan's treatment of Allowed Administrative Claims, Allowed Other Priority Claims and Allowed Priority Tax Claims satisfies the requirements of sections 1129(a)(9)(A), (B), and (C) of the Bankruptcy Code, respectively. The Plan provides for the payment in full, in cash, of Allowed Administrative Claims and Allowed Other Priority Claims on the later of the Effective Date and the date such Administrative Claim or such Other Priority Claim becomes either an Allowed Administrative Claim or an Allowed Other Priority Claim, as the case may be. In the case of Allowed Priority Tax Claims, the Plan provides for either (a) the full amount thereof, without post-petition interest or penalty in cash as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Priority Tax Claim or upon other agreed terms, or (b) such lesser amount as the holder of an allowed Priority Tax Claim and the Debtors, the Post- Confirmation Debtors or the Liquidation Trustee might otherwise agree.

         13. ACCEPTANCE OF AT LEAST ONE IMPAIRED CLASS (11 U.S.C. ss. 1129(a)(10)). Two impaired Classes under the Plan (i.e., Classes 3 and 6) have voted to accept the Plan in requisite numbers and amounts without the need to include any acceptance of the Plan by any insider. Accordingly, the requirement of Section 1129(a)(10) of the Bankruptcy Code has been satisfied.

         14. FEASIBILITY (11 U.S.C. ss. 1129(a)(11)). The Plan provides for the liquidation of the Debtors' remaining assets and for the distribution of the proceeds to creditors and interest holders in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. The Disclosure Statement and the evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged, and (iii) establish that the Plan is feasible, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

         15. PAYMENT OF CERTAIN FEES (11 U.S.C. ss. 1129(a)(12)). All fees payable on or before the Effective Date under 28 U.S.C. ss. 1930 either have been paid or will be paid on the Effective Date pursuant to Section 12.5 of the Plan. Accordingly, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

         16. CONTINUATION OF RETIREE BENEFITS (11 U.S.C. ss. 1129(a)(13)). The evidence adduced at the Confirmation Hearing establishes that the Debtor is not obligated, now or in the future, to pay retiree benefits. Thus, section 1129(a)(13) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

         17. FAIR AND EQUITABLE; NO UNFAIR DISCRIMINATION (11 U.S.C. ss. 1129(b)). The Debtors presented uncontroverted evidence at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 4, 5 and 7, as required by section 1129(b)(1) of the Bankruptcy Code. Thus, although section 1129(a)(8) has not been satisfied with respect to Classes 4, 5 and 7, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Classes 4, 5 and 7.


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

         18. GOOD FAITH SOLICITATION (11 U.S.C. ss. 1125(e)). Based upon the record before the Court, the Debtors and their agent have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions set forth in Sections 12.10 and 12.11 of the Plan.

         19. SATISFACTION OF CONFIRMATION REQUIREMENTS. The Plan satisfies the requirements for confirmation set forth in subsections 1129(a) and (b) of the Bankruptcy Code.

         20. RETENTION OF JURISDICTION. The Court may properly retain jurisdiction over the matters set forth in Article XI. of the Plan and paragraph 39 below.

                                    DECREES
                                    -------

         NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED
THAT:

         1. CONFIRMATION. The Plan (a copy of which is annexed hereto as EXHIBIT A), is approved and confirmed under section 1129 of the Bankruptcy Code.

         2. PROVISIONS OF PLAN AND ORDER NONSEVERABLE AND MUTUALLY DEPENDENT. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

         3. PLAN CLASSIFICATION CONTROLLING. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or


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

returned by the Debtors' creditors and equity holders in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Interests under the Plan for distribution purposes, and (iii) shall not be binding on the Debtors, their estates, the Post- Confirmation Debtors or the Liquidation Trustee.

         4. BINDING EFFECT. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall be binding on (i) the Debtors, (ii) the Post-Confirmation Debtors, (iii) all holders of Claims against and Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, (iv) each person acquiring property under the Plan and (v) the Liquidation Trust and the Liquidation Trustee.

         5. REVESTING OF ASSETS. Pursuant to Section 7.1 of the Plan, the Remaining Assets of the Debtors' estates shall be transferred to the Liquidation Trust on the Effective Date. From and after the Effective Date, all such property shall be distributed in accordance with the provisions of the Plan, the Liquidation Trust Agreement and this Confirmation Order. The Liquidation Trust shall be deemed the successor to the Post-Confirmation Debtors upon their dissolution for all purposes, including, without limitation, any applicable legal rights and privileges.


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

         6. RELEASES. In order for the estates not to be burdened with the claims of certain officers and directors of the Debtors, the Plan provides for certain exculpations, releases, and injunctions, as follows:

                  (a) RELEASES BY DEBTORS. On the Effective Date, the Debtors and each of their subsidiaries, on behalf of themselves and their estates, shall be deemed to release unconditionally the Debtors' current officers (and the Debtors' former Chief Executive Officer, Richard McCormick), directors and employees, advisors, attorneys, financial advisors, accountants, other professionals, the Equity Committee Members, counsel to the Equity Committee and financial advisors to the Equity Committee, from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or the Plan; provided, however, that the foregoing release shall not apply to any action or omission that constitutes gross negligence or willful misconduct and, provided, further, that with respect to the Debtors' professionals, the foregoing release shall only apply to professionals who were retained by the Debtors in their Chapter 11 Cases.

                  (b) RELEASES BY HOLDERS OF CLAIMS AND EQUITY INTERESTS. On the Effective Date, each holder of a Claim or Equity Interest, of any nature, shall be deemed to release unconditionally the Debtors' officers (and the Debtors' former Chief


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

Executive Officer, Richard McCormick), directors, employees, advisors, attorneys, financial advisors, accountants, other professionals, the Equity Committee members, counsel to the Equity Committee and financial advisors to the Equity Committee, from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or the Plan; PROVIDED, HOWEVER, that the foregoing release shall apply to professionals who were retained by the Debtors in their Chapter 11 Cases. Notwithstanding anything to the contrary herein, this Plan shall not release or discharge any claims held by the SEC or Deloitte & Touche LLP against any non-debtors, or enjoin or restrain the SEC or Deloitte & Touche LLP from instituting or enforcing any such claims against any non-debtors. Nothing in this subsection shall be construed to operate as a release of the claims against Deloitte & Touche LLP in the class action captioned IN RE ACTRADE FINANCIAL TECHNOLOGIES LTD. SECURITIES LITIGATION referred to in Section V.C. of the Disclosure Statement. Nothing in Section
12.10 of the Plan shall be deemed a release of the Debtors' directors or officers named in the Actrade Securities Litigation.

                  (c)      RELEASES OF UNITED STATES GOVERNMENT. Nothing in
Section 12.10 of the Plan shall effect a release of any claim of the United States Government or any of its agencies or any state and local authority whatever, including, without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Releasees, nor shall anything in this Order or the Plan enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the Releasees from any liability whatever, including, without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority.

                  (d) EXCULPATION. Notwithstanding anything herein to the contrary, as of the Effective Date, none of the Debtors and the Debtors' officers, including the Debtors' former Chief Executive Officer, Richard McCormick, directors, employees, accountants, financial advisors, investment bankers, attorneys for the Debtors, and, solely in their capacity as such, the Equity Committee members, counsel to the Equity Committee, and financial advisors to the Equity Committee shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Petition Date in connection with, or arising out of, these Chapter 11 Cases, the confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, except for willful misconduct or gross negligence.

         7. INJUNCTION. Except as otherwise provided in the Plan, from and after the Confirmation Date all persons who have held, hold or may hold Claims against or Interests in the Debtors are permanently enjoined from taking any of the following actions against the Debtors, the Liquidation Trustee, the Liquidation Trust Committee or any of their properties on account of such Claims or Interests (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors (except to the extent such setoff, right of subrogation and recoupment has already been asserted by way of the filing of a timely proof of claim or otherwise), and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan, provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan. Such injunction shall extend to successors of the Debtors (including, without limitation, the Post-Confirmation Debtors and the Liquidation Trust) and their respective properties.

         8. CONTINUATION OF AUTOMATIC STAY. All injunctions or stays provided for in these Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Post-Confirmation Debtors' estate and the Liquidation Trust has been distributed and the Post-Confirmation Debtors have been dissolved, except as otherwise provided in the Plan.

         9. REJECTED CONTRACTS AND LEASES. Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, each of the executory contracts and unexpired leases to which the Debtors are a party, to the extent such contracts or leases are executory contracts or unexpired leases, is rejected by the Post-Confirmation Debtors pursuant to section 365 of the Bankruptcy Code effective on and subject to the occurrence of the

Effective Date, unless such contract or lease previously (i) shall have been assumed or rejected by the Debtors or (ii) shall have expired or terminated pursuant to its own terms. The Debtors shall promptly provide notice of such rejection to each party to a rejected contract.

         10.      GENERAL AUTHORIZATIONS; PLAN MODIFICATIONS. Pursuant to
section 1142(b) of the Bankruptcy Code, (i) the Debtors, (ii) the Post-Confirmation Debtors, (iii) the Liquidation Trustee, and (iv) all other necessary parties are authorized and empowered to (x) execute and deliver any instrument, agreement or document and (y) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan. After entry of this Confirmation Order, the Debtors, the Post-Confirmation Debtors or the Liquidation Trustee may make non-material amendments or modifications to the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan, in such manner as may be necessary to carry out the purpose and intent of the Plan, provided that all such modifications or amendments are filed with the Court.

         11. AMENDED PLAN SUPPLEMENT APPROVED. The forms, terms and provisions of each of the Amended Plan Supplement documents (collectively, the "Plan Documents") filed with the Court on December 30, 2003 are hereby approved. The Debtors are hereby authorized, until the Plan shall have become effective in accordance with its terms, to make non-material amendments, supplements or modifications to any of the Plan Documents, consistent with the terms of each of the Plan Documents, provided each such amendment, supplement or modification is filed with the Court. Each of the Plan Documents shall constitute a legal, valid, binding and authorized obligation of the respective parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by any bankruptcy or insolvency proceeding filed by any party thereto subsequent to the date of the execution of such document).

         12. AUTHORIZATIONS UNDER DELAWARE LAW. The Debtors are authorized, empowered, and directed pursuant to section 303 of the Delaware General Corporation Law to take any and all actions necessary or desirable to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action of the directors or stockholders of the Post-Confirmation Debtors.

         13. EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, any transfer from the Debtors to the Post-Confirmation Debtors or to the Liquidation Trust or otherwise pursuant to the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         14. BAR DATE FOR ADMINISTRATIVE CLAIMS. Except as otherwise ordered by this Court, all holders of asserted Administrative Claims shall submit proofs of Claim on or before the 30th day after notice of an administrative claims bar date (the "Administrative Claims Bar Date") or be forever barred from doing so. The Debtors or the Post-Confirmation Debtors, the Liquidation Trust Committee or the Liquidation Trustee, as the case may be, shall have 30 days (or such longer period as may be allowed by order of this Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims and serve such objections upon the holders of such Administrative Claims. The following persons or entities need not file a proof of Administrative Claim:

                  i. any person who, or entity which, has a claim that has arisen in the ordinary course of business of the Debtors or has already filed a proof of Administrative Claim against the Debtor with the Clerk of the Court;

                  ii. any holder of a Claim for compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, or 503(b) of the
                           Bankruptcy Code; and

                  iii. any holder of an Administrative Claim that has heretofore been deemed Allowed under the Plan or been Allowed by order of the Court.

         15. PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS. As provided in Section 3.5 of the Plan, all entities requesting compensation or reimbursement for Fee Claims pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors through the Effective Date shall file and serve on the Liquidation Trustee, its counsel and counsel to the Equity Committee, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after notice of this requirement. Objections to any Fee Claims must be filed and served on the Post-Confirmation Debtors, their counsel, the Liquidation Trustee and counsel to the Equity Committee and the requesting party or other entity by 30 days after the filing of the applicable request for payment of the Fee Claim.

         16. Other than with respect to Administrative Claims that are Fee Claims and except to the extent that the Debtors, the Post-Confirmation Debtors or the Liquidation Trustee, as the case may be, and any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Claim (a) the full amount thereof in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim or upon other agreed terms, or (b) such lesser amount as may be agreed between the holder of an Allowed Administrative Claim and the Debtors, the Post-Confirmation Debtors or the Liquidation Trustee.

         17. PAYMENT OF FEES. All fees payable by the Debtors on or before the Effective Date pursuant to 28 U.S.C. ss. 1930 shall be paid by the Debtors on or before the Effective Date and all such fees payable thereafter shall be paid by the Post-Confirmation Debtors or the Liquidation Trust.

         18. FAILURE TO CONSUMMATE PLAN. In accordance with Section 10.3 of the Plan, if the Effective Date does not occur on or before sixty (60) days after the Confirmation Date: this Confirmation Order may be vacated upon order of the Court after motion made by the Debtors or any party in interest and an opportunity for parties in interest, including the Equity Committee, to be heard.

         19. RETENTION OF JURISDICTION. This Court shall have jurisdiction of all matters arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                  i. to determine the allowance, classification, priority or subordination of Claims and Interests against the Debtors upon objection by the Liquidation Trustee or any other party in interest;

                  ii. to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in these Chapter 11 Cases on or before the Effective Date with respect to any Entity;


                  iii. to determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods before the Effective Date, as provided for in the Plan;

                  iv. to determine the allowance and classification of any Priority Tax Claims, Other Priority Claims, Administrative Claims or any request for payment of an Administrative Claim;

                  v. to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and/or Confirmation Order and the making of distributions hereunder and thereunder, including, without limitation, any dispute concerning payment of professional fees and expenses of the Liquidation Trustee;

                  vi. to determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any

                           Claims resulting from the rejection of executory contracts and unexpired leases;

                  vii. to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in these Chapter 11 Cases by or on behalf of the Debtors, including, but not limited to, the Causes of Action commenced by the Liquidation Trustee, and any remands;

                  viii. to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

                  ix. to modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

                  x. to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity, to the full extent authorized by the Bankruptcy Code;

                  xi. to protect the Property of the Debtors and Post-Confirmation Debtors and Property transferred to the Liquidation Trust pursuant to the Plan from adverse Claims or interference inconsistent with the Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan or to determine a purchaser's exclusive ownership of claims and causes of actions retained under the Plan; xii. to hear and determine matters pertaining to abandonment of Property of the estates or the Liquidation Trust;

                  xiii. to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

                  xiv.     to enter a final order closing these Chapter 11
                           Cases.

         20. ACCEPTANCE AND EXECUTION OF AMENDED PLAN SUPPLEMENT. Each and every federal, state and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan and the Plan Documents including, without limitation, documents and instruments for recording in county and state offices where any Plan Document may need to be filed in order to effectuate the Plan.

         21. NOTICE OF ENTRY OF CONFIRMATION ORDER; NOTICE OF ADMINISTRATIVE CLAIMS BAR DATE. On or before the tenth (10th) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order (which notice shall include notice of the Administrative Claims Bar Date) pursuant to Rules 2002(f)(7), 2002(k) and 3020(c) of the Bankruptcy Rules on all creditors, the United States Trustee for the Southern District of New York and other parties in interest, by causing a notice of entry of the Confirmation Order and the Administrative Claims Bar Date in substantially the form of the notice annexed hereto as EXHIBIT B, which form is hereby approved (the "Notice of Confirmation and Administrative Claims Bar Date"), to be delivered to such parties by first class mail, postage prepaid; PROVIDED, HOWEVER, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any person to whom the Debtors mailed a notice of the Confirmation Hearing but received such notice returned marked "undeliverable as addressed," "moved - left no forwarding address" or "forwarding order expired," or similar marking, unless the Debtors have been informed in writing by such person of that person's correct address. In addition, the Debtors shall cause a copy of the Notice of Confirmation and Administrative Claims Bar Date to be published once in THE WALL STREET JOURNAL (national edition) no later than twenty (20) days from the date of the entry of this Confirmation Order. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

         22. REFERENCES TO PLAN PROVISIONS. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

         23. CONFIRMATION ORDER CONTROLLING. If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

         24. REVERSAL. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all Plan Documents or any amendments or modifications thereto.

         25. BOND OF LIQUIDATING TRUSTEE. The Liquidation Trustee shall obtain a bond in the form attached hereto as EXHIBIT C.




Dated:   New York, New York
         January 6, 2004




                                /s/ Allan L. Gropper
                                ------------------------------
                                HONORABLE ALLAN L. GROPPER
                                UNITED STATES BANKRUPTCY JUDGE

                                   EXHIBIT A
                                   ---------

                                   EXHIBIT B
                                   ---------

                                   EXHIBIT C
                                   ---------